UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

BERND F. KESSLER

PATRICE E. MERRIN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants in such proxy solicitation (collectively, “Elliott”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

Item 1: On April 25, 2017, Elliott issued the following press release, which includes the full text of a letter issued to the Company’s shareholders and was also posted by Elliott to www.NewArconic.com:

Media Contact:

Stephen Spruiell
Elliott Management Corporation
(212) 478-2017
sspruiell@elliottmgmt.com

Elliott Issues New Letter to Arconic Shareholders

Calls Out Arconic’s Blatant and Relentless Efforts to Disenfranchise Shareholders

Urges the Election of All Four Highly Qualified Shareholder Nominees to Arconic’s Board

NEW YORK (April 25, 2017) – Elliott Management Corporation (“Elliott”), which manages funds that collectively beneficially own a 13.2% economic interest in Arconic Inc. (NYSE: ARNC) (“Arconic” or the “Company”), today sent a letter to Arconic’s shareholders.

The full text of the letter follows:

April 25, 2017

Dear Fellow Shareholders of Arconic Inc. (“Arconic” or the “Company”):

Three times in the past six weeks, we have received the unwelcome news that Arconic’s Board and management have tampered with the upcoming shareholder vote in an effort to entrench themselves and in blatant disregard of their fundamental duties to shareholders:

-	On March 13th, it was revealed that the Company traded valuable legal claims for a two-year voting agreement designed to entrench the Board and management.

-	On April 12th, the Company threatened shareholders with a $500 million “poison put” liability designed to raise the specter of significant financial harm should the nominees put forward by Elliott Management (the “Shareholder Nominees”) be elected.

-	Yesterday, the Board postponed the Company’s Annual Meeting of Shareholders to a yet-to-be-determined date.

We can only assume that this postponement represents an attempt by the Company to buy itself additional time to solicit votes, because the departure of former CEO Klaus Kleinfeld has left a gap on its slate of director nominees, and because its solicitation efforts appear to be in disarray. In another sign of desperation, the Company has now made a disingenuous public offer to add two of the Shareholder Nominees to its slate.

We suppose we are gratified that the Board has grudgingly acknowledged that all of the Shareholder Nominees are highly qualified, independent and would make worthwhile additions to the Board. However, it is obvious that the Board’s sudden change of heart regarding the same nominees it has spent the past three months vigorously opposing is just another ploy to protect its own prerogatives. Lamentably, under the stewardship of Interim Chair Patricia Russo, the Board is acting as though all of the director nominees in this contest are merely pawns in a game where winning in order to preserve their own power and positions is more important than doing what is best for all Arconic shareholders.

To justify this behavior, the Company has made two arguments:

1)	Elliott and Arconic were close to a deal, but Elliott “reneged” on the agreement: We are disappointed that the Company, in the midst of lengthy, complicated and wide-ranging discussions on a number of topics related to governance, chose to publish (and characterize incorrectly) one piece of the dialogue. The suggestion that Elliott “reneged” on anything is false and misleading. The facts are these: The Board approached Elliott to initiate a settlement discussion after it learned that Dr. Kleinfeld had sent a threatening letter to a senior officer at Elliott. At Elliott, we are always willing to consider settlement options that would bring about the kind of change the Company needs. But in this case, the Board was unwilling to enter into such a settlement. Instead, the Board blew up the settlement process as part of a PR stunt to excuse further entrenchment and to justify further tampering with the shareholder franchise (i.e., the postponement of the Annual Meeting).

2)	Elliott is seeking “undue influence” over the Company: This argument is profoundly flawed on its face. Elliott hasn’t nominated any of its employees or affiliates, and the Shareholder Nominees will have no ties with Elliott. Instead, up for election are three former aerospace operating executives with a combined 80 years of industry experience (including at the Company and its closest competitor, Precision Castparts Corporation), and a former industrial and materials executive who has run multiple CEO searches. These are extraordinarily well-qualified candidates with distinguished resumes and critical skills that this Board manifestly lacks. All are independent. All Elliott has done is identify them. We cannot seat them and cannot cast more than our fair share of the vote. It isn’t any “undue influence” from Elliott that will result in their elevation to the Board, but rather the legitimate expression of the will of a majority of Arconic’s voting shareholders.

Unfortunately, an expression of the will of a majority of Arconic’s voting shareholders is exactly what this Board seems intensely focused on avoiding.

We believe the reason is obvious: Every single Arconic shareholder who has publicly expressed a voting preference has come out in favor of the Shareholder Nominees. This wide consensus represents well over 20% of the Company’s stock and includes the Company’s three largest shareholders investing in actively managed funds. In addition, many more shareholders have privately encouraged us to continue our efforts and have articulated their strong desire for change.1

This Board apparently believes that real change is unwarranted. They have expressed that view with remarkable consistency since this contest began. They stuck with that view even after Elliott blew the whistle on Dr. Kleinfeld’s unethical attempt to trade corporate assets for votes. Indeed, in becoming Dr. Kleinfeld’s advocate rather than the corporation’s steward, the Board created an “anything goes” culture amidst which Dr. Kleinfeld seemingly felt that it was permissible to threaten a Company shareholder.

Unbelievably, the Board continued to insist that no real change is necessary even in the wake of Dr. Kleinfeld’s disgraceful exit from the stage. The Board took pains in announcing his departure to dismiss “Elliott’s criticisms of the Company’s strategy, leadership or performance,” and it made sure to “reaffirm the strategy developed under [Dr. Kleinfeld’s] leadership.”

Even the Board’s latest letter offers insufficient change, and offers it only as a distraction as it seeks to buy time and postpone the verdict of shareholders. At the same time, its intense desire to maintain the status quo appears to have warped its perception of reality. If any further proof is needed, look no further than the letter it released yesterday, in which it drew a false equivalence between Elliott’s substantive analytical criticism of Dr. Kleinfeld’s public record and Dr. Kleinfeld’s veiled threats to extort a senior officer at Elliott based on completely false insinuations.

Proxy contests are expensive, time-consuming and exhausting. They are a last resort and never a preferred option. But sometimes they are necessary. The events of the past two months – the belated revelation of a secret vote-buying agreement, the voluntary triggering of an old-fashioned “poison put,” the obstinate defense of Klaus Kleinfeld up until his departure became inevitable as a result of his disgraceful conduct, and now the delay of Arconic’s Annual Meeting – have only served to confirm our belief that real change is urgently needed at Arconic.

At this point, given where things stand, we have determined that the only realistic way to produce the kind of change Arconic needs is through the election of all four of the highly qualified Shareholder Nominees to Arconic’s Board.

The Board clearly thinks little of the Company’s shareholders or their votes, but we value your vote highly.

Please join us in voting the BLUE card today.

Thank you.

Elliott Management Corporation

1 A summary of public support for the Shareholder Nominees and the need for change can be found at http://newarconic.com/reactions

Additional Information

Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”), together with the other participants in Elliott’s proxy solicitation, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with the 2017 annual meeting of shareholders (the “Annual Meeting”) of Arconic Inc. (the “Company”). Shareholders are advised to read the proxy statement and any other documents related to the solicitation of shareholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number 1-877-869-0171 or via email at info@okapipartners.com.

About Elliott

Elliott Management Corporation manages two multi-strategy hedge funds which combined have more than $32 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Item 2: On April 25, 2017, the following materials were posted by Elliott to www.NewArconic.com: